Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-126811

August 28, 2007

iPath ETNs Conference Call - SALTS# 5168

Subject Line: Join Our Conference Call: The Basics of iPathSM ETNs from Barclays

Headline: Please join us for a conference call on the latest innovation from Barclays: iPathSM Exchange Traded Notes (ETNs)

Get an overview of iPathSM ETNs. This conference call will cover topics such as:

•	What are iPath ETNs?

•	Structure of iPath ETNs

•	The unique benefits of iPath ETNs

•	Aspects of trading

Representatives from Barclays Global Investors will be on hand to answer your questions during a live conference call.

FOR FINANCIAL PROFESSIONALS ONLY

Date: August 30, 2007 @ 1:00 PM PT, 4:00 PM ET

Host: Stanley Kiang, Business Development Associate, Barclays Global Investors Services

Speaker: Leland Clemons, Product Specialist, Barclays Global Investors Services

Call Name: iPath

Phone: (800) 230-1074

Please dial-in 10 minutes before the call begins to enable the call to start on time.

For more information, visit www.iPathETN.com.

To unsubscribe, reply to this email with the word “unsubscribe” in the subject line.

FOR INSTITUTIONAL INVESTOR USE ONLY. NOT FOR PUBLIC DISTRIBUTION.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Sales in the secondary market may result in significant losses.

© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 5168-iP-0807

Not FDIC Insured  *  No Bank Guarantee  *  May Lose Value